Exhibit (c)(6)

Project Olympic Discussion Materials
Goldman, Sachs & Co. September 28, 2004

Today’s Agenda
I. Review Scott’s Leadership Position in the Cable Industry
II. Provide Perspectives on the Updated LRP III. Valuation Implications for Scott IV. Conclusions

I. Review Scott’s Leadership Position in the Cable Industry

Scott Industry Leadership
Scott Exhibits Multiple Sources of Differentiation
1. Superior execution of business model
Experienced and well-regarded management team
Leading brand in cable industry
Leader in triple-play bundling strategy
Strong customer care and leading customer satisfaction ratings
2. Strong operating asset profile
Concentration of 80% of subscribers in 12 clusters
Integrated billing and administrative platform benefits cost structure
Highest quality plant, 70% upgraded to 750 MHz and 23% upgraded to 860 MHz
3. Robust financial performance
Highest levels of growth and improving profitability in the industry
Decreasing capital expenditure needs will result in substantial increases in free cash flow and net income generation for the foreseeable future
New services provide very high returns on capital
Strong balance sheets at both Peter and Scott with significant debt capacity and deleveraging capability

Scott Industry Leadership
Strength of Integrated Communications Provider Model
# Scott has derived significant benefits from Bundled Customers (000s) its bundling strategy:
Incremental penetration 40% 2,500 38% Operational efficiencies 36% Higher profitability 33% 599 658 Monthly churn reduction 2,000 31% 530 Video Only: 2.6% 471 415
2 Products: 2.3% 1,500 3 Products: 1.5% # After the Las Vegas rollout is completed, 72% of Scott homes passed can receive 1,000
1,723 1,808 1,816 voice services 1,623 1,503
# Scott expects to realize additional benefits 500 from its bundling strategy through the rollout of enhanced entertainment services Entertainment on Demand 0 2Q03 3Q03 4Q03
1Q04 2Q04
DVR HDTV 2-Product 3-Product

Scott Industry Leadership Superior Market Position Scott Action Outcome
Video
# Bundling strategy ##Lower penetration of DBS in Scott markets vs. peers # Competitive digital pricing strategy ##Higher basic subscriber growth
HSD
# Bundling and tiering ##Maintaining 70% market strategy share in HSD
# Focus on successful ##Higher HSD penetration customer experience and revenue growth than (J.D. Power award and peers PC Magazine A+ Rating)

Scott Industry Leadership
Higher Quality Revenue Stream
Cable Revenue Growth (a) Revenue Generating Units
13.5% 13.8% Digital 44%42%41% 40% 11.7% 12.1% 58% 43% 57% 56%55%54% 11.4% 9.0%9.6% 9.5% 8.5% 8.5% HSD 38% 38%39% 39%40% 37%39%39%41%41% Telephony 19% 19% 19% 20% 20% 5% 5% 5% 4% 4% 2Q03 3Q03 4Q03 1Q04 2Q04 2Q03 3Q03 4Q03 1Q04 2Q04 Scott Peer Average(b) Scott Peer Com posite (c)
Basic Penetration Ad Revenue / Subscriber (d)
61.5% $64 60.9% 60.9% 60.8% 60.8%
60.0% $56 $53 $49
57.5% 56.9% 56.5% 56.1% 55.8% 55.2% 1Q03 2Q03 3Q03 4Q03 1Q04 2Q04 Scott Cablevision Comcast Time Warner Cable Scott Peer Average(c)
Source: Scott Rating Agency Presentation (August 2004) (a) Calculated on a subscriber weighted average basis. (b) Includes Comcast, Time Warner Cable, Cablevision, Charter, Mediacom and Insight.

Scott Industry Leadership

Productivity Improvements Drive Leading Profitability Increases

Initiatives

- Increase field service efficiency and effectiveness
  — Increase self-installation by subscribers
  — Multiple product installations on one customer visit
- Lower call volume into the call center
  — Provide alternatives such as web mail, FAQs, etc.
  — Increase ease of self-installation and product use
  — Stabilize HSD network
- Renegotiation of programming contracts
- Decrease churn
  — Bundle and sell-in strategies
  — Price/value equation
  — High level of customer service

Cable EBITDA Margin



3.5% margin improvement by Scott over period vs. 1.6% by the Peer group
35.1%
37.0%
37.3%
38.4%
37.1%
38.0%
37.1%
37.5%
36.7%
36.9%
38.6%
38.6%
1Q03
2Q03
3Q03
4Q03
1Q04
2Q04
Scott
Peer Average (a)

Source: Scott Rating Agency Presentation (August 2004); Morgan Stanley Research; CSFB Research; Company SEC Filings

Scott Industry Leadership
Best in Class EBITDA Generation and Growth
EBITDA Growth (YoY) 5.9% average difference in EBITDA growth rate
18.0% 18.2% 17.7%
17.0% 15.4% 12.0% 10.6% 11.8% 11.3%
10.2% 10.3% 9.0% 1Q03 2Q03 3Q03 4Q03 1Q04 2Q04 Scott Peer Average(a)
EBITDA / Basic Subscriber
$19.63 improvement by Scott over the period vs. $14.59 by Peer group
$92.12 $81.73 $83.99 $84.08 $80.08 $80.65 $72.49 $71.58 $71.97 $73.47 $73.87 $66.06
1Q03 2Q03 3Q03 4Q03 1Q04 2Q04 Scott Peer Average (b)
Source: Morgan Stanley Research, CSFB Research; Company SEC Filings (a) Includes Comcast, Time Warner Cable, Cablevision, Charter, Mediacom and Insight.

Scott Industry Leadership
Declining Capital Expenditures and Benefits of Previous Investment Drive Substantial FCF Growth
Overview Scott Capital Expenditures ($mm)
# Over 93% of plant upgraded to 750 0 2 0
1 0 — E 9 $2,070 C G A R( MHz or higher 11)%
$1,820 $1,473 $1,268
# Select upgrades will occur in 2004- $1,130 2005$831 # Large percentage of capex is success-based 2001A 2002A 2003A 2004E 2006E 2009E
Scott (EBITDA - Capex) / Subscriber # Customers are increasingly buying 48
% R AG
cable modems E C
-06% 003 32 2 GR $449.15
84% of high-speed Internet CA
09E 03- subscribers own their modems 20 $275.37
$153.02
# VoIP potentially offers a capex $84.62 advantage of almost 40% per ($15.69) customer vs. the comparable circuit ($88.17) switched service 2001A 2002A 2003A 2004E 2006E 2009E
Source: Scott LRP (07-Sep-2004); Peter Rating Agency Presentation (August 2004); Morgan Stanley Research

Scott Industry Leadership
Most Attractive and Sustainable Future Growth Profile
Basic Penetration Cable Revenue Growth (YoY)
59.6% 59.0% 58.5% 11.4% 10.5% 54.9% 8.8%8.8% 53.5% 7.3% 7.8% 6.9% 52.4% 6.1%
2004E 2006E 2008E 2004E 2006E 2008E 2004E-2008E
CAGR
Scott Peer Average(a) Scott Peer Average (b)
Cable EBITDA Margin Cable EBITDA Growth (YoY)
Scott margin improvement of 2.4% over the period vs 1.4% for the Peer group 15.1% 40.3% 13.2% 39.6% 39.7% 12.3%
39.4% 10.5% 38.3% 9.3%9.3% 37.9% 8.1% 6.5%
2004E 2006E 2008E 2004E 2006E 2008E 2004E-2008E
CAGR
Scott Peer Average(b) Scott Peer Average(b)
Source: Morgan Stanley Research; CSFB Research (a) Includes Comcast, Time Warner Cable, Cablevision, Charter, Adelphia and Insight.

Scott Industry Leadership
Scott’s Differentiated Strategy (More Than Scale) Drives Leading FCF Generation and Growth
(EBITDA — Capex) / Subscriber Capex / Revenue
Scott increase of $201 over the period vs $130 37.8% 37.5% for the Peer group $361.5 $299.9 22.5% $269.3 $245.4 21.2% 15.2% 17.9% $160.6 $170.3 15.8% 14.6% 12.8% 12.4%
2004E 2006E 2008E 2004E-2008E CAGR 2002A 2004E 2006E 2008E Scott Peer Average(a) Scott Peer Average(a)
Programming Costs / SG&A and Marketing Expenses / Basic Subscriber Total Revenue
$271 $271 $243 $247 29.2% 26.1% 27.7%
25.4% 25.4%24.6% $204 $215 22.7% 22.2% $166 $175
2002A 2004E 2006E 2008E 2002A 2004E 2006E2008E Scott Peer Average(b) Scott Peer Average(b)
Source: Morgan Stanley Research, CSFB Research

Scott Industry Leadership
Additional Highly Attractive and Undervalued Assets
Discovery Discovery Financial Profile
# Premier cable network with significant ‘02A-’04E ‘04E-’08E
CAGRCAGRRevenueEBITDA
brand equity and unique contentRevenue: 19.6% 18.3% $4,811 EBITDA: 38.3% 35.7% # Last independent major cable network $3,628 # Global platform with international $2,454 $2,449 $1,716 $1,530 network operation $723 $378 # Multiple media platform of distribution, including retail, consumer products, Growth 2002A 2004E 2006E 2008E catalog, and online and education Revenue: — 23.1% 20.7% 13.1% EBITDA Margin: 22.0% 29.5% 42.2% 50.9%
platforms
Scott Business Services Scott Business Services Profile
# Scott has the largest commercial ‘02A-’04E ‘04E-’09E
CAGRCAGR Revenue EBITDA $889 telephony business of any MSO Revenue: 22.6% 17.5%
$7
78
EBITDA: 44.3% 20.0% $676 # Significant growth potential with over $579 $489 $472 $10 billion in business telecom $397 $400 $316 $333 $264 $272 spending in Scott franchise areas $223
$160 $107 # Focus in expanding target markets to include government, education, and Growth 2002A 2003A 2004E 2005E 2006E 2007E 2008E 2009E healthcare verticals Revenue: — 19.8% 25.5% 23.2% 18.4% 16.8% 15.1% 14. EBITDA Margin: 40.5% 50.6% 56.1% 55.8% 57.5% 59.1% 60.7% 62.
Source: Scott Management; Scott LRP (07-Sep-2004); Discovery Management Plan (provided by Scott Management)

II. Perspectives on the Current LRP

Perspectives on the Current LRP The Current LRP is In Line with the Street’s Expectations — Only 3% Above the 2005 Median for EBITDA and 8% Above the 2006 Median for EBITDA ($ in millions) Total Revenue Total EBITDA
Broker Analyst Date FY Dec 2005 FY Dec 2006 FY Dec 2005 FY Dec Barrington Research Goss 02-Aug-2004 $7,304 N/A $2,870 N/A Fall 2003 Scott LRP Fall 2003 7,439 8,307 2,833 3,252 September 2004 Scott LRP September 2004 7,196 7,972 2,824 3,227 Bernstein & Co. Moffett 31-Jul-2004 7,140 7,873 2,810 3,138 Prudential Equity Group Styponias 06-Aug-2004 7,115 7,681 2,796 N/A Friedman, Billings, Ramsey Bezoza 03-Aug-2004 7,228 7,974 2,785 3,144 Sturdivant & Co. Schleinkofer 31-Jul-2004 7,160 7,742 2,782 3,066 Wachovia Securities Wlodarczak 29-Jul-2004 7,075 7,657 2,753 3,016 A.G. Edwards and Sons Kupinski 30-Jul-2004 7,239 N/A 2,752 N/A Bear, Stearns & Co. Katz 02-Aug-2004 7,168 N/A 2,751 N/A Banc of America Securities Shapiro 30-Jul-2004 7,026 N/A 2,744 2,979 J.P. Morgan Bazinet 04-Aug-2004 7,132 N/A 2,743 N/A SG Cowen Singer 04-Aug-2004 7,085 7,608 2,742 2,990 Calyon Securities Mesniaeff 31-Jul-2004 7,135 7,739 2,742 3,034 Mean 7,127 7,724 2,736 3,003 Stifel Nicolaus & Co. Henderson 04-Aug-2004 7,137 7,905 2,730 3,054 Median 7,126 7,681 2,730 2,980 Morgan Stanley Bilotti 30-Jul-2004 7,131 N/A 2,729 N/A Thomas Weisel Partners Zachar 30-Jul-2004 7,105 7,629 2,718 2,941 Merrill Lynch Cohen 30-Jul-2004 N/A N/A 2,715 2,980 Tradition Asiel Securities Shim 30-Jul-2004 7,096 7,692 2,714 2,994 UBS Bourkoff 03-Aug-2004 7,055 7,576 2,708 2,915 Goldman, Sachs & Co. Rosenstein 02-Aug-2004 7,043 7,626 2,702 2,964 Janco Partners Harrigan 31-Jul-2004 7,191 N/A 2,682 N/A Kaufman Bros Roberts 03-Aug-2004 7,139 7,700 2,680 2,921 Schwab Soundview Hill 02-Aug-2004 7,032 7,503 2,677 2,837 Lehman Brothers Jayant 30-Jul-2004 N/A N/A 2,668 2,923 Credit Suisse First Boston Warner 03-Aug-2004 6,965 7,446 2,656 2,835 Deutsche Bank Mitchelson 04-May-2004 6,936 7,402 2,654 2,854 RBC Capital Markets Atkin 09-Aug-2004 7,126 N/A 2,651 N/A CIBC World Markets Corp. Carr 02-Aug-2004 N/A N/A N/A N/A Fulcrum Global Greenfield 31-Jul-2004 7,118 N/A N/A N/A Legg Mason Wood Walker Zito 30-Jul-2004 7,031 N/A N/A N/A Citigroup Gupta 03-Aug-2004 N/A N/A N/A N/A Blaylock & Partners Mitchell 14-Jul-2004 7,130 N/A N/A N/A Davenport & Co. of VA Johnstone 06-Aug-2004 N/A N/A N/A N/A

Perspectives on the Current LRP
Plan Takes Into Account the Changing Environment
“Our work has relied on the revised long-range plan for the Company, which we believe has been prepared by the Company’s management team in good faith based upon their best current estimates of the Company’s future performance” (a)
# Key Revenue Drivers
Video Basic penetration declines from 60% in 2004 to 59% in 2008, compared to 60% in 2008 in the last LRP
Basic ARPU increases 3.2% sufficient to offset programming cost increases, compared to 4.3% in the last LRP
Digital penetration (% of basic subs) increases from 39% in 2004 to 49% in 2008, compared to 53% in 2008 in the last LRP
HSD Introduction of tiered pricing causing penetration to reach 41% in 2008 and ARPU to fall to $35.73 in 2008, compared to 2008 penetration of 39% and 2008 ARPU of $41.60 in the last LRP
Voice 2008 penetration of 35% vs. 40% for the last LRP due to greater degree of wireless substitution and ARPU falling 4% per annum to $36.50, compared to flat previously
# Selected Cost Drivers
Programming costs increase at a CAGR of 9.4% from 2004E-2008E in the Sept. 2004 LRP, compared to an 11.0% CAGR in the Fall 2003 LRP based on the completion of major contract renegotiations(b)
Total direct costs increase at a CAGR of 8.9% from 2004E-2008E in the Sept. 2004 LRP, compared to an 11.5% CAGR in the Fall 2003 LRP
During that same time frame, HSD direct costs increase at a CAGR of 2.8% in the Sept. 2004 LRP, compared to a 10.9% CAGR in the Fall 2003 LRP
Operating expenses increase at a CAGR of 7.5% from 2004E-2008E in the Sept. 2004 LRP, compared to a 9.2% CAGR in the Fall 2003 LRP

Perspectives on the Current LRP
The current plan does not reflect various sources of upside given management’s desire to balance customer needs, growth, capital investment and returns
# More aggressive rollout of DVR and EOD Services Pent-up demand for DVRs exists in Scott markets
Comcast and Time Warner Cable more aggressive on both offers
# Faster shift of narrowband to broadband Tiering benefits Product awareness accelerating # VoIP to remaining markets Preliminary plans show attractive returns in 4 of 5 markets
Source: Scott LRP (07-Sep-2004)

Perspectives on the Current LRP
Leading Analysts Are Optimistic About Cable’s Future Prospects
# Scott is well-positioned relative to DBS competitors due to the Company’s focus on video enhancements (DVRs, EOD, HD)
# Scott is well-positioned relative to RBOC competitors due to strong bundle penetration and its HSD price-tiering strategy
- Scott Investor Presentation, Jun-2004
Analyst Commentary
“Scott made an early commitment to deploying three product bundles. As a result, it has used this strategy to drive unit growth that has been at the upper end of the industry’s range and it has maintained stable price structures. Even when the RBOCs have attempted to use price as a weapon, Scott has demonstrated stable market shares” - Richard Bilotti, Morgan Stanley, 30-Jul-2004
“While Cablevision has been somewhat vulnerable to satellite as shown by basic subscriber losses and its higher percentage of limited basic customers, Scott’s basic subscriber growth has remained fairly consistent over the past couple of years. The sustainability of the Scott strategy is demonstrated by its historical results” - Richard Bilotti, M organ Stanley, 09-Jul-2004
“We continue to believe that fears about Bell competition are overwrought...and that the rhetoric levels dramatically outweigh real price competition”
- Douglas Shapiro, Banc of America, 03-Aug-2004
“While we are not unmindful of increased DSL competition...we believe investor fears of DSL competition and price wars are overblown” - Raymond Lee Katz, Bear Stearns, 30-Jul-2004
“The telcos’ public stance combined with Scott’s and Comcast’s pricing strategy suggests to us that a price war is not looming in the immediate horizon for the broadband service providers” - Jessica Reif Cohen, Merrill Lynch, 30-Jul-2004
“Cable telephony is a significant threat, and will almost certainly take a significant amount of market share from the RBOCs” - Frank Governali, Goldman Sachs, 16-Apr-2004

III. Valuation Implications for Scott

Value Implications for Scott
Exhibit Provided to the Special Committee by a Long-Term Institutional Shareholder of Scott
# Timing of offer opportunistic — cable valuations relative to industrials near an all-time low
# Currently, cable valuations are at a discount of approximately 30% to the historical average premium

Valuation Implications for Scott
Long-Term Shareholders Are Unanimous That the Offer Is Too Low
# "[Scott] is one of the most unique and valuable assets with the best management team in the cable or telecom industries. Free cash flow and ARPU progression are terrific and drive tremendous value for the long run . . . the fair price is significantly higher than the current offer”
# “I am writing to [the Special Committee] as a long-time shareholder who is extremely concerned that [Peter’s] bid is unfair to the shareholders of Scott. My concern is aggravated by the fact that Peter has a history of taking its subsidiaries private at the most opportune time for itself and at a disadvantaged time for their loyal minority shareholders”
# “Peter is a very smart buyer, picking a moment in time to make an offer when cable is undervalued”
# “As a long-term investor, it doesn’t feel very good to be bought out now and at this price, especially when trends are beginning to be very favorable . . . I refer you to the Merrill Lynch report [dated 30-Jul-2004] which has a price target of $48 and underscores the building blocksunderscores for the value we see”
# “A bid of $32 is clearly insufficient and an insult to investors who have the knowledge gained from investing in CATV for nearly 30 years”
# “This is an unfair price, especially given the future free cash flow generation of the Company . . . we would like to remain shareholders of Scott as we feel its best days are ahead”
Source: Based on communications with long-term shareholders of Scott in response to inbound calls received by the Special Committee

Valuation Implications for Scott The Offer Comes With Scott On the Verge of an Explosion in Free Cash Flow Unlevered Total Free Cash Flow (EBITDA — Capex) G R 26% -09E CA $3,378
2004 $2,956 $2,482 $1,981 $1,476 $1,056 $556 $(153) $(811) $(785)
2000 2001 2002 2003 2004E 2005E 2006E 2007E 2008E 2009E Levered Total Free Cash Flow G R 29% -09E CA
2004 $2,133 $1,732 $1,404 $1,005 $ 590 $ 635 ($123) ($400) ($1,493) ($1,943)
2000 2001 2002 2003 2004E 2005E 2006E 2007E 2008E 2009E Source: Public Filings, Morgan Stanley Research; Scott LRP (07-Sep-2004)

Valuation Implications for Scott
Divergence of Price Performance Relative to Comcast in the Month before the Offer
One-Year Performance Three-Month Performance
120% 105%
18-Dec-2003 Comcast announces $1bn 115% share repurchase authorization
100% 110%
105% 95% 100% 28-Apr-2004 Comcast 11-Feb-2004 Comcast Comcast withdraws bid Indexed Prices announces bid from Disney Indexed Prices 90% 95% for Disney 90% Comcast 85% 85% Scott Scott
28-Jul-2004 One-Year Price Performance Comcast announces $1bn Three-Month Price Performance Scott (14.7)% increase in share repurchase Scott (15.6)% authorization
Comcast (11.1)% Comcast (9.2)% 80% 80%
Jul- Sep- Oct- Dec- Jan- Mar- Apr- Jun- Jul- Apr-2004 May-2004 Jun-2004 Jun-2004 Jul-2004 2003 2003 2003 2003 2004 2004 2004 2004 2004 Daily from 30-Apr-2004 to 30-Jul-2004 Daily from 30-Jul-2003 to 30-Jul-2004
Scott Comcast Scott Comcast

Valuation Implications for Scott Pre-Offer Price Was Not Representative of Historical Trading Values Pre-Offer Price (30-Jul-2004): $27.58 Implied 2005E % Premium / Implied 2005E % Premium /
Average Offer Subscriber (Discount) to Peer Cable EBITDA (Discount) to Historical Period Price Premium Multiple (a) Average (b) Multiple (a) Average (b) Offer $32.00 — $3,359 4.4% 8.4 x (2.0)% 3-Month 30.80 3.9% 3,239 0.7% 8.1 (5.5)% 6-Month 30.99 3.2% 3,258 1.3% 8.1 (5.0)% 2004 YTD 31.83 0.5% 3,342 3.9% 8.4 (2.5)% One-year 32.27 (0.8)% 3,385 5.2% 8.5 (1.3)% Three-year 32.23 (0.7)% 3,381 5.1% 8.5 (1.4)% Four-year 34.71 (7.8)% 3,628 12.8% 9.1 5.8% Five-year 36.62 (12.6)% 3,818 18.7% 9.5 11.4% 12-month High (c) $36.73 (12.9)% $3,829 19.0% 9.6 x 11.7% 12-month Low (c) 27.40 16.8% 2,901 (9.8)% 7.3 (15.4)% Cascade Private Placement 37.00 (13.5)% 3,856 19.9% 9.6 12.5% (22-Oct-2001) (c) Source: FactSet, Scott LRP (07-Sep-2004)
(a) Assumes pre-tax value of Discovery at $3,700mm and CBS at 7.0x 2005E EBITDA. (b) Peer average includes Comcast, Cablevision, Insight and Mediacom as of 24-Sep-2004.

Goldman Sachs

Valuation Implications for Scott

Leading Research Analysts Recognize Significant Upside in Scott's Stock Price Relative to the Offer Price

Firm	Pre-Offer Price Target
Merrill Lynch (II Ranked)	$48
Stifel Nicolaus & Co.	45
Barrington Research	44
Wachovia	44
Banc of America (II Ranked)	42
Bear Stearns (II Ranked)	42
Morgan Stanley (II Ranked)	41
Deutsche Bank	40
Bernstein & Co.	40
Blaylock & Partners	40
Median	**39**
Janco Partners	39
Mean	**38**
RBC Capital Markets	38
Friedman, Billings, Ramsey	38
Prudential Equity Group	37
CIBC World Markets Corp.	36
Citigroup	34
Calyon Securities	33
Schwab Soundview	33
Kaufman Bros	32
Credit Suisse First Boston	32
UBS	30

Top-4 Ranked Institutional Investor Analysts – Cable Industry (a)	
Mean	$44
Median	42
High	48
Low	41

Recent Analyst Commentary

Cable Industry

"Under our base-case forecasts, we estimate that the intrinsic values of the cable and DBS stocks are 40-50% above current trading levels"

– *Richard Bilotti, Morgan Stanley, 9-Jul-2004*

Scott

"Scott had another quarter of strong revenue growth and EBITDA growth and further expanded margins"

– *Richard Bilotti, Morgan Stanley, 29-Jul-2004*

"Scott continues to grow customer relationships, up 1.8% over the last twelve months. Bundling remains a key strategy. 29% of video customers subscribe to a two-product bundle up from 24% last year. Bundled customers not only generate a much higher return than video only customers but also have significantly lower churn"

– *Doug Colandrea, Bear Stearns, 30-Jul-2004*

"In our view, Scott as the pioneer of the triple-play bundle and tight attention to customer service has many advantages in a more crowded, competitive marketplace. We believe Scott's fundamentals remain very healthy, with HSD and cable telephony as growth products. Scott's penetration rates for high-speed data and phone are merely 22% of the upgraded digital-broadband footprint, implying significant upside potential"

– *Jessica Reif Cohen, Merrill Lynch, 30-Jul-2004*

"...[Peter] is taking on substantial leverage to do this deal, sending its debt below investment grade, and is substantially increasing its exposure to cable. We believe this is about as clear a signal as one could ever hope to get that it considers public market values too low"

– *Douglas Shapiro, Banc of America, 03-Aug-2004*

Valuation Implications for Scott Present Value of Future Stock Price 2-Year Forward 3-Year Forward Stock Price (12/31/06) Stock Price (12/31/07) 2007E PV of 2008E PV of Cable Future Implied Cable Future Implied
EBITDA Stock 2007E EBITDA Stock 2008E Multiple Price P/E Multiple Price P/E 9% 8.5x $38.64 23.1x 8.5x $41.32 17.9x Cost of 9.0x $40.72 24.3x 9.0x $43.41 18.8x Equity 9.5x $42.80 25.6x 9.5x $45.50 19.7x 10.0x $44.88 26.8x 10.0x $47.59 20.6x 10% 8.5x $37.95 22.7x 8.5x $40.26 17.4x Cost of 9.0x $39.98 23.9x 9.0x $42.28 18.3x Equity 9.5x $42.02 25.1x 9.5x $44.31 19.2x 10.0x $44.05 26.3x 10.0x $46.34 20.1x
Source: Scott LRP (07-Sep-2004) Note: Analysis assumes CBS is valued at 7.0x forward EBITDA at each future date; assumes a current pre-tax Discovery valuation of $3,700mm,

Valuation Implications for Scott
Discounted Cash Flow per Share
2009E Scott Cable EBITDA Multiple
8.5x 9.0x 9.5x 10.0x
8.0% $44.44 $46.59 $48.74 $50.88 Scott 8.5% 43.65 45.75 47.86 49.96 Cable Discount Rate 9.0% 42.87 44.94 47.00 49.06 9.5% 42.12 44.14 46.16 48.19
Source: Scott LRP (07-Sep-2004) Note: DCF analysis assumes a base pre-tax value of Discovery at $3,700mm (16.0x 2005E EBITDA) and a CBS valuation based on a DCF with a 7.0x

Valuation Implications for Scott
Public Trading Analysis ($ in millions)
Premium to Comcast (‘05E EBITDA Multiple) Premium to Peer Average (‘05E EBITDA Multiple) (a) 15% 25% 15% 25% Reference Metrics 8.8 x 8.8 x 8.6 x 8.6 x
Implied Scott Multiples 10.1 x 11.0 x 9.9 x 10.7 x Scott 2005E EBITDA $2,552 $2,552 $2,552 $2,552 Implied Cable Enterprise Value $25,889 $28,140 $25,149 27,336 Implied Price Per Share (b) $39.04 $42.59 $37.87 $41.32
Scott Premium to Comcast Scott Premium to Peer Average 15% 25% Comcast 15% 25% Peer Average (a) 2005E EBITDA Multiple / ‘05-’06 Growth 0.8x 0.9x 1.0x 0.8x 0.9x 1.6x 2005E EBITDA Multiple / LT Growth (c) 1.0 1.1 1.3 1.0 1.0 1.5
(a) Peer average includes Comcast, Cablevision, Insight and Mediacom. (b) Assumes CBS value of $1,908mm (7.0x 2005E EBITDA multiple), $3,700mm Discovery value, net debt of $6,588mm and minority interest of $140mm

Valuation Implications for Scott
Discovery’s Growing Value Is Underappreciated by the Research Analysts ($ in millions)
Discovery Value = $3,700 / 16.0x 2005E EBITDA
Summary of Merrill Lynch Analysis(a) Comparison of Research to Management Plan
LowMediumHigh Management Plan
Total Established Operations$11,276 $12,218 $13,148 2004-08E CAGR Total Developing Operations$4,402 $4,969 $5,575 Revenue 18% $4,811 EBITDA 36% Total Enterprise Value$15,678 $17,186 $18,723 $4,254 Less: Net Debt(2,343)(2,343)(2,343) $3,628 Equity Valuation$13,335 $14,843 $16,380 $3,005 $3,124$3,379 Implied Scott Stake (24.9%) 3,320 3,696 4,079 $2,659 $2,897 Implied Value Per Share $5.23$5.83$6.43 $2,454 $2,430 Revenue $2,449 DCF Analysis (Management Case) $1,530$2,031$1,378 EBITDA $723 $711 $1,093 $896$1,051$1,283 Value of Scott Stake (pre-tax)(b)
2008E EBITDA Multiple 2004E 2005E2006E2007E2008E Management Plan Morgan Stanley Research (10-Aug-2004)
10.0x 11.0x 12.0x 11% $4,183 $4,616 $5,049
Discount 12% 4,049 4,469 4,890 Rate 13% 3,920 4,328 4,737
Source: Wall Street Research; Discovery Management projections (provided by Scott Management); Merrill Lynch

Valuation Implications for Scott
CBS’ Growing Value Is Underappreciated by the Research Analysts ($ in millions)
CBS Value = $1,908 / 7.0x 2005E EBITDA
Implied CBS Valuation Comparison of Research to Management Plan
2005E EBITDA Multiple $778
TW US$676 ITC Telecom LEC XOMeanMedian$579 Multiple4.9x6.1x7.5x 10.1x7.2x 6.8x $489$466$500 $397$396$432 Ent. Value $1,346 $1,671$2,033 $2,755$1,951 $1,852 $351 Revenue $400$472 $272$333 EBITDA $223 $139 $180 $177 $193 $209 2004E 2005E 2006E 2007E 2008E
Management Plan Morgan Stanley Research (10-Aug-2004) Comparable Growth Profile DCF Analysis
Revenue Growth EBITDA Growth CBS Enterprise Value ‘04E- ‘04E-’09E ‘04E- ‘04E-’09E 2009E CBS EBITDA Multiple Company ‘05E CAGR ‘05E CAGR
5.0x 6.0x 7.0x
ITC 4.9% 8.1% 23.2% 19.9%
Time Warner Telecom 18.7 11.0 4.3 13.7 8.0% $2,512 $2,910 $3,308 US LEC 11.9 11.9 33.4 25.5 XO Communications 16.5 6.9 NM NM Rate 8.5% 2,467 2,857 3,248 Mean 13.0% 9.5% 20.3% 19.7 % Discount 9.0% 2,424 2,806 3,189 Median 14.2% 9.6% 23.2% 19.9% 9.5% 2,381 2,756 3,131 Scott Business Services 23.2% 17.5% 22.4% 20.0%

Valuation Implications for Scott
The Combined Value of Discovery and CBS Is Significantly Higher Than the Valuation Metrics Cited in the Citigroup / Lehman Presentation ($ in millions)
Other Asset Value
Discovery Value (Pre-Tax) $3,300 $3,700 $4,100 $1,600 $4,900 $5,300 $5,700 CBS Value 1,900 5,200 5,600 6,000 2,200 5,500 5,900 6,300
Per Share Other Asset Value
Discovery Value (Pre-Tax) $3,300 $3,700 $4,100 $1,600 $7.72 $8.35 $8.98 CBS Value 1,900 8.20 8.83 9.46 2,200 8.67 9.30 9.93

IV. Conclusions

Conclusions
# Thorough and extensive due diligence and valuation work has been conducted on Scott’s core cable operations and other assets (CBS and Discovery), which we believe represent substantial value
# Scott’s superior execution and differentiated strategy position it to continue to drive industry-leading performance
# Management is confident in Scott’s LRP as a true reflection of the Company prospects
# Leading analysts and long-term shareholders believe that the negative sentiment around cable with respect to DBS and RBOC competition is overblown
# Scott’s long-term shareholders believe there is significantly more upside than currently reflected in the offer
# The Special Committee believes that the value attributable to the core cable operations and other assets of Scott is not reflected in Peter’s offer